Exhibit 99.1

ESSA Bancorp, Inc. Reports Fiscal 2017 Third Quarter, Nine Month Financial Results

Stroudsburg, PA., July 26, 2017 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) today reported net income of $1.8 million, or $0.16 per diluted share, for the quarter ended June 30, 2017, compared with net income of $2.1 million, or $0.20 per diluted share, for the same quarter last year. For the nine months ended June 30, 2017, the Company reported net income of $5.3 million or $0.50 per diluted share compared with $6.2 million or $0.59 per diluted share for the nine months ended June 30, 2016.

The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 26 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia markets.

“Our third quarter and year-to-date financial results were highlighted by increased lending activity and contributions from our commercial banking operation, where we have invested in people and infrastructure to drive growth,” said Gary S. Olson, President and CEO. “During the past year, we have more than doubled the size of our commercial banking team, established new regional offices in the Lehigh Valley and Philadelphia markets to facilitate relationships with customers and the community, and integrated systems to support our activities.

“Year-over-year earnings comparisons in both periods reflected some revenue declines in sectors such as residential mortgages and indirect auto lending, as well as moderately higher personnel costs resulting from our expanded team. We believe we have directed resources to the best opportunities for growth and profitability. We are nearing completion of a companywide initiative, detailed later in this release, to enhance productivity, drive operating efficiency, and identify our best growth opportunities. Our senior management team, which is directing this initiative, is excited about the potential these system and process enhancements offer to generate accelerating profitability.”

THIRD QUARTER, NINE MONTHS OF 2017 HIGHLIGHTS

•	For the nine months of 2017, total interest income was $43.4 million compared with $43.7 million for the nine months of 2016, reflecting increased contributions from commercial lending and investment income, offset by lower interest income from mortgage and indirect auto lending.

•	Loans receivable, net, increased to $1.224 billion at June 30, 2017 from $1.219 billion at September 30, 2016.

•	The commercial real estate portfolio increased 7% to $308.7 million at June 30, 2017 from $288.5 million at September 30, 2016, and the commercial & industrial loan portfolio increased to $40.7 million from $40.0 million during the same period.

•	Asset quality remained strong, with non-performing assets of $20.8 million, or 1.18% of total assets, at June 30, 2017 compared to $22.0 million, or 1.24% of total assets at September 30, 2016.

•	Noninterest bearing demand deposits, primarily reflecting expanded commercial banking activity, increased to $155.0 million at June 30, 2017 from $142.9 million at September 30, 2016. Lower-cost core deposits (non-interest and interest bearing demand accounts, money market and savings) as a percentage of total deposits were 58% of total deposits at June 30, 2017 compared with 51% a year earlier.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531    Fax: 570-421-7158

•	Total stockholders’ equity increased to $180.6 million at June 30, 2017 from $176.3 million at September 30, 2016 and $177.5 million at June 30, 2016. Tangible book value per share at June 30, 2017 increased to $14.21, compared with $14.05 at September 30, 2016.

•	Retained earnings demonstrated continued growth, increasing to $90.1 million at June 30, 2017, compared to $87.6 million at September 30, 2016 and $87.0 million at June 30, 2016.

•	The Company paid a quarterly cash dividend of $0.09 per share on June 30, 2017, its 37th consecutive quarterly cash dividend to shareholders.

“We were pleased that even as we made investments to drive long-term growth and grow our commercial banking business, overall expenses were lower year-over-year in both quarterly and year-to-date comparisons,” Olson explained. “Expenses in a number of categories declined, reflecting a focus on improving efficiency and reducing cost. We believe our action plans will enable us to build on this trend.”

Quarterly, Year to Date 2017 Income Statement Review

Total interest income was $14.4 million for the three months ended June 30, 2017, down from $14.7 million for the three months ended June 30, 2016. Interest income from loans declined to $11.8 million in fiscal third quarter 2017, compared to $12.4 million a year earlier. Interest expense increased $384,000 for the quarter ended June 30, 2017 compared to the same period in 2016, partially reflecting a larger base of deposits and rising short-term interest rates. Total interest income for the nine months ended June 30, 2017 decreased $260,000 to $43.4 million compared to the same period in 2016. Total interest expense increased $879,000 to $9.3 million for the nine months ended June 30, 2017 compared to the same period in 2016.

Primarily reflecting modestly lower interest income from loans receivable and increased interest expense, net interest income was $11.2 million for the three months ended June 30, 2017, compared to $11.9 million for the same period in 2016. Net interest income for the nine months ended June 30, 2017 was $34.1 million compared with $35.2 million for the nine months ended June 30, 2016. The provision for loan losses in both periods of 2017 increased compared to comparable 2016 periods, reflecting additional provisioning related to increased loan charge-offs.

The net interest margin for the third quarter of 2017 was 2.74%, a decrease from the previous quarter’s margin of 2.80%, and compares to 2.88% for the third quarter of fiscal 2016. The net interest margin for the nine months ended June 30, 2017 was 2.78% compared to 2.91% for the nine months ended June 30, 2016.

Noninterest income was $2.1 million for the three months ended June 30, 2017, compared with $2.3 million for the three months ended June 30, 2016. The decrease in fiscal third quarter 2017 primarily reflected a decreased gain on sale of investments and lower service fees and insurance commissions. Noninterest income was $5.8 million for the nine months ended June 30, 2017, compared to $6.4 million for the nine months ended June 30, 2016, primarily reflecting a decrease in gain on sale of investments and a decline in service fees on deposit accounts.

Noninterest expense decreased $331,000 or 3.1%, to $10.3 million for the three months ended June 30, 2017 compared with $10.7 million for the comparable period in 2016. Period over period decreases in several expense categories are due primarily to management’s ongoing efforts to increase efficiencies and reduce costs. Noninterest expense decreased $317,000 to $31.2 million for the nine months ended June 30, 2017 from the comparable period in 2016.

The Company’s effective tax rates declined for both the three and nine month periods ended June 30, 2017 compared to the same periods in 2016. The declines were due primarily to the previously disclosed adoption, by the Company, of ASU 2016-09 during the first fiscal quarter of 2017. The adoption resulted in the recognition of all excess tax benefits for share-based payment awards being recognized in income taxes. Previously, such tax benefits were recognized in additional paid in capital.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $1.76 billion at June 30, 2017, compared with $1.77 billion at September 30, 2016, primarily reflecting declines in total cash and cash equivalents and investment securities for sale, which were partially offset by increased loans receivable.

Total net loans increased $5.0 million at June 30, 2017, to $1.224 billion, compared to September 30, 2016. Commercial real estate, commercial & industrial, construction and municipal loans increased during the period. Residential mortgage loans and indirect auto loans declined, primarily reflecting slowing demand throughout 2017.

Total deposits increased $1.6 million, or 0.1%, to $1.22 billion at June 30, 2017, from $1.21 billion at September 30, 2016. During the same period, borrowings decreased $16.2 million. Core deposits were $703.0 million, or 58% of total deposits at June 30, 2017, compared with $600.9 million or 51% of total deposits at June 30, 2016.

Asset quality remained strong. Nonperforming assets totaled $20.8 million, or 1.18% of total assets, at June 30, 2017, compared to $23.5 million, or 1.33% of total assets, at June 30, 2016 and $22.0 million, or 1.24% of total assets at September 30, 2016. The allowance for loan losses was $9.2 million, or 0.75% of loans outstanding, at June 30, 2017, compared to $9.1 million, or 0.74% of loans outstanding at September 30, 2016.

For the fiscal third quarter of 2017, the Company’s return on average assets and return on average equity were 0.40% and 3.90%, compared with 0.48% and 4.82%, respectively, in the corresponding period of fiscal 2016. For the nine months ended June 30, 2017, the Company’s return on average assets and return on average equity were 0.40% and 4.02%, compared with 0.48% and 4.69%, respectively, in the corresponding period of fiscal 2016.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 9.17%, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 8.98%.

Total stockholders’ equity increased $4.2 million to $180.6 million at June 30, 2017, from $176.3 million at September 30, 2016. Total stockholders’ equity was also up year-over-year. Tangible book value per share at June 30, 2017 increased to $14.21, compared with $14.05 at September 30, 2016, and $14.14 at June 30, 2016.

Outlook: Focus on Productivity, Building Value

The Company plans to shortly complete and implement a series of actions focused on supporting employee performance, enhancing customer and market analysis, right-sizing Company resources, and identifying opportunities to enhance efficiency and productivity. Peter Gray, Director of Strategic Initiatives, commented: “A talented, productive team is the cornerstone of a community bank’s success, so the action plans lead with a formalized structure for hiring, expectations, performance analysis and setting compensation tied to performance. We plan to give our team greater support to help ensure success.”

The Company is implementing systems to support new business and customer retention, including a Marketing Customer Information File (MCIF) system to provide more robust customer information, which Gray noted will enable the ESSA team to more effectively identify product and service opportunities to expand customer relationships.

“Going hand-in-hand with our MCIF system is a business development strategy to target opportunities in retail and commercial banking, ESSA Investment Services and our trust and advisory operation, as well as an expanded cost accounting system,” Gray explained. “These integrated programs will provide the information necessary to identify, measure and capitalize on our best and most profitable business opportunities.”

With a focus on enhancing profitability and driving earnings, the Company is implementing cost analysis, expense management and financial projection systems, with key goals being to achieve a meaningful reduction in the Company’s efficiency ratio and optimize the asset and liability mix of ESSA’s balance sheet.

Olson concluded: “In the past several years, the Company has grown substantially, becoming an organization with larger scope and scale, a wide range of business lines, and broad regional market coverage. Improved customer, market and internal analysis capabilities, linked with focused goals for productivity and performance, should provide meaningful advantages. Our ultimate goal is to enhance the Company’s profitability and continue delivering long term shareholder value.”

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 26 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia markets. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2017	September 30, 2016
	(dollars in thousands)
ASSETS
Cash and due from banks	$27,023	$31,815
Interest-bearing deposits with other institutions	6,536	11,843

Total cash and cash equivalents	33,559	43,658
Certificates of deposit	1,000	1,250
Investment securities available for sale	387,608	390,410
Loans receivable (net of allowance for loan losses of $9,221 and $9,056)	1,224,206	1,219,213
Regulatory stock, at cost	15,120	15,463
Premises and equipment, net	16,353	16,844
Bank-owned life insurance	37,368	36,593
Foreclosed real estate	2,859	2,659
Intangible assets, net	2,002	2,487
Goodwill	13,801	13,801
Deferred income taxes	11,231	11,885
Other assets	18,690	18,216

TOTAL ASSETS	$1,763,797	$1,772,479

LIABILITIES
Deposits	$1,216,462	$1,214,820
Short-term borrowings	145,665	129,460
Other borrowings	198,168	230,601
Advances by borrowers for taxes and insurance	12,213	4,956
Other liabilities	10,738	16,298

TOTAL LIABILITIES	1,583,246	1,596,135

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,772	181,900
Unallocated common stock held by the Employee Stock Ownership Plan	(8,834)	(9,174)
Retained earnings	90,100	87,638
Treasury stock, at cost	(79,910)	(82,369)
Accumulated other comprehensive loss	(1,758)	(1,832)

TOTAL STOCKHOLDERS’ EQUITY	180,551	176,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,763,797	$1,772,479

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2017	2016	2017	2016
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,819	$12,377	$35,869	$36,756
Investment securities:
Taxable	2,073	1,863	5,990	5,584
Exempt from federal income tax	295	277	907	776
Other investment income	221	206	671	581

Total interest income	14,408	14,723	43,437	43,697

INTEREST EXPENSE
Deposits	2,186	1,903	6,267	5,692
Short-term borrowings	376	175	923	384
Other borrowings	686	786	2,151	2,386

Total interest expense	3,248	2,864	9,341	8,462

NET INTEREST INCOME	11,160	11,859	34,096	35,235
Provision for loan losses	750	600	2,250	1,800

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,410	11,259	31,846	33,435

NONINTEREST INCOME
Service fees on deposit accounts	876	919	2,553	2,657
Services charges and fees on loans	285	272	912	849
Trust and investment fees	183	196	547	603
Gain on sale of investments, net	295	413	295	781
Earnings on Bank-owned life insurance	256	229	775	693
Insurance commissions	181	221	577	637
Other	44	46	102	170

Total noninterest income	2,120	2,296	5,761	6,390

NONINTEREST EXPENSE
Compensation and employee benefits	6,096	5,930	18,329	17,511
Occupancy and equipment	1,106	1,340	3,387	3,871
Professional fees	570	588	2,150	1,713
Data processing	908	998	2,773	2,996
Advertising	254	297	800	537
Federal Deposit Insurance Corporation Premiums	245	312	645	912
(Gain)loss on foreclosed real estate	(19)	(77)	(120)	74
Merger related costs	—	—	—	245
Amortization of intangible assets	158	191	485	588
Other	1,002	1,072	2,777	3,096

Total noninterest expense	10,320	10,651	31,226	31,543

Income before income taxes	2,210	2,904	6,381	8,282
Income taxes	448	792	1,051	2,084

Net Income	$1,762	$2,112	$5,330	$6,198

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2017	2016	2017	2016
Earnings per share:
Basic	$0.16	$0.20	$0.50	$0.60
Diluted	$0.16	$0.20	$0.50	$0.59

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2017	2016	2017	2016
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,753,590	$1,758,054	$1,761,148	$1,722,081
Total interest-earning assets	1,634,862	1,648,870	1,639,459	1,614,679
Total interest-bearing liabilities	1,401,527	1,407,360	1,416,491	1,389,014
Total stockholders’ equity	181,441	176,321	177,075	174,294

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,678,856	10,426,304	10,571,700	10,383,179
Average shares outstanding - diluted	10,743,008	10,553,138	10,640,224	10,508,476
Book value shares	11,592,699	11,384,720	11,592,699	11,384,720

Net interest rate spread	2.64%	2.80%	2.70%	2.83%
Net interest margin	2.74%	2.88%	2.78%	2.91%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531